This document does not contain Technical Data or Technology as defined in the ITAR Part 120.10 or EAR Part 772

Exhibit 10.4
Execution Version

OPERATING AGREEMENT

OF

CERTUS UNMANNED AERIAL SYSTEMS LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

EFFECTIVE AS OF NOVEMBER 27, 2019

NOTE: THE COMPANY MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

This document does not contain Technical Data or Technology as defined in the ITAR Part 120.10 or EAR Part 772

TABLE OF CONTENTS
ARTICLE I -- ORGANIZATION1
SECTION 1.1 - NAME.         1
SECTION 1.2 - PURPOSES OF BUSINESS.      1
SECTION 1.3 - PLACE OF BUSINESS.       2
SECTION 1.4 - EFFECTIVE DATE AND TERM.       2
SECTION 1.5 - NAME, ADDRESS, CAPITAL CONTRIBUTIONS, UNITS AND PERCENTAGE INTERESTS OF MEMBERS.      2
SECTION 1.6 - NAME AND ADDRESS OF REGISTERED AGENT.   2
SECTION 1.7 – DEFINITIONS.        2
ARTICLE II -- CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS  8
SECTION 2.1 - REQUIRED CAPITAL CONTRIBUTIONS.    8
SECTION 2.2 - CAPITAL ACCOUNTS.       8
SECTION 2.3 - RETURN OF CONTRIBUTIONS; DISSOLUTION OF THE COMPANY.           9
ARTICLE III -- ALLOCATION OF PROFITS, LOSSES, AND DISTRIBUTIONS 9
SECTION 3.1 - CASH DISTRIBUTIONS.      9
SECTION 3.2 - ALLOCATION OF PROFITS AND LOSSES.    10
SECTION 3.3 – ACCOUNTING.       10
ARTICLE IV -- MANAGEMENT OF COMPANY      10
SECTION 4.1 - MANAGEMENT OF COMPANY.     10
SECTION 4.2 - CO-MANAGERS AND OTHER MATTERS.    14
SECTION 4.3 - MEETINGS OF MEMBERS.      15
SECTION 4.4 - VOTING RIGHTS OF MEMBERS.     15
SECTION 4.5 - CHECKING OR SAVINGS ACCOUNTS.    15
SECTION 4.6 - APPOINTMENT OF TAX MATTERS REPRESENTATIVE AND TAX      AUDIT PROCEDURES.         16
ARTICLE V -- DUTIES, LIABILITIES, AND COMPENSATION OF THE BOARD MEMBERS AND MEMBERS       18
SECTION 5.1 - DUTIES OF BOARD MEMBERS.     18
SECTION 5.2 - LIABILITIES AND INDEMNIFICATION OF THE BOARD MEMBERS, CO-MANAGERS, AND MEMBERS.     19
SECTION 5.3 - RELIANCE ON ACTS OF BOARD MEMBERS.   20
SECTION 5.4 - COMPENSATION OF THE BOARD MEMBERS AND CO-MANAGERS.          20
ARTICLE VI -- TRANSFER RESTRICTIONS, WITHDRAWAL OF A MEMBER, AND DEADLOCK          20
SECTION 6.1 TRANSFER RESTRICTIONS.      20
SECTION 6.2 – PUT OPTIONS UPON CERTAIN EVENTS.    20
SECTION 6.3 - WITHDRAWAL OF MEMBERS.     22
2

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ARTICLE VII -- AMENDMENTS        22
SECTION 7.1 - AUTHORITY TO AMEND.      22
ARTICLE VIII -- TERMINATION OF THE COMPANY    23
SECTION 8.1 - ELECTION TO TERMINATE AND DISSOLVE.   23
SECTION 8.2 - PROCEEDS OF LIQUIDATION.     25
SECTION 8.3 - FAIR MARKET VALUE DISTRIBUTIONS.    25
SECTION 8.4 - FINAL ACCOUNTING.       25
ARTICLE IX —MISCELLANEOUS       26
SECTION 9.1 - ARBITRATION.        26
SECTION 9.2 - GOVERNING LAW; FORUM.      26
SECTION 9.3 – COUNTERPARTS.       27
SECTION 9.4 - INVESTMENT REPRESENTATIONS.     27
SECTION 9.5 - AGREEMENT FOR FURTHER EXECUTION.   27
SECTION 9.6 - ENTIRE AGREEMENT.       28
SECTION 9.7 – SEVERABILITY.        28
SECTION 9.8 – NOTICE.         28
SECTION 9.9 - CAPTION.         29
SECTION 9.10 - NUMBER AND GENDER.      29
SECTION 9.11 - BINDING EFFECT.       29
SECTION 9.12 - INCORPORATION BY REFERENCE.    29
SECTION 9.13 - NO LIABILITY TO THIRD PARTIES.    29
SECTION 9.14 - RIGHTS OF CREDITORS AND THIRD PARTIES UNDER AGREEMENT.          29
SECTION 9.15 - THIRD-PARTY BENEFICIARIES.     30
SECTION 9.16 - TERMINATION OF THE CREDIT AGREEMENT.   30
TAX APPENDIX TO OPERATING AGREEMENT ALLOCATION OF PROFITS AND LOSSES          1

EXHIBIT LIST:

EXHIBIT A – Members, Capital Contributions, and Capitalization

EXHIBIT B – Moog IP

EXHIBIT C – Workhorse IP

EXHIBIT D – License Agreement Terms

This document does not contain Technical Data or Technology as defined in the ITAR Part 120.10 or EAR Part 772

THIS OPERATING AGREEMENT (“Agreement”) of CERTUS UNMANNED AERIAL SYSTEMS LLC, a Delaware limited liability company (the “Company”), formed pursuant to the provisions of the Delaware Limited Liability Company Act (such act, as amended from time to time, or any corresponding provisions of succeeding law, the “Act”), is entered into as of November 27, 2019, (the “Effective Date”) by and between WORKHORSE GROUP INC., a Nevada corporation (“Workhorse”), and MOOG INC., a New York corporation, acting through its Aircraft Group (“Moog”), such execution to evidence the mutual agreement of the Members to implement an Operating Agreement under the provisions of the Act, for the purposes and upon the terms and conditions hereinafter set forth. Reference to an Article, Section, or paragraph means an Article, Section, or paragraph of this Agreement, unless otherwise specified.

RECITALS:

WHEREAS, The Company was formed pursuant to a Certificate of Formation filed in the office of the Delaware Secretary of State on October 8, 2019 (the “Certificate of Formation”); and
WHEREAS, the Members now mutually desire to adopt this Agreement to define the rights and obligations of the Members with respect to their ownership of the Company.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE I -- ORGANIZATION
SECTION 1.1  - NAME.
The name of the Company is “CERTUS UNMANNED AERIAL SYSTEMS LLC”.
SECTION 1.2  - PURPOSES OF BUSINESS.
The purposes for which the Company has been formed and the powers that it may exercise, all being in furtherance, and not in limitation, of the general powers conferred upon limited liability companies by the State of Delaware, are: (a) to do any and all lawful activities involving the business of owning, developing, licensing, marketing, selling, and otherwise commercializing the Horsefly IP; (b) to engage in such other business as may be agreed to by the Board (clauses (a) and (b) collectively referred to herein as the “Business”); and (c) to do any and all things incidental to the accomplishment of the foregoing purposes, or incidental to the protection and benefit of the Company, including, but not limited to, hiring and terminating employees, agents, independent contractors, attorneys, accountants, and other personnel, all as the Board (as identified in Section 4.1) shall determine in its sole discretion and authority.

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SECTION 1.3  - PLACE OF BUSINESS.
The location of the principal place of business of the Company shall be 100 Commerce Drive, Loveland, Ohio 45140, or at such other substituted or additional places of business as may be designated by the Board.
SECTION 1.4  - EFFECTIVE DATE AND TERM.
This Agreement shall be effective as of the Effective Date, and the Company shall continue for a perpetual term, unless earlier dissolved and terminated pursuant to the Act or any other provisions of this Agreement. The Board shall cause the Company to file such documents as may be required to permit the Company to carry on its business in the State of Delaware and any other jurisdiction in which the Company desires to conduct business.
SECTION 1.5  - NAME, ADDRESS, CAPITAL CONTRIBUTIONS, UNITS AND PERCENTAGE INTERESTS OF MEMBERS.
The names, addresses, Capital Contributions, Units, and Percentage Interests of the Members shall be as set forth on Exhibit A attached hereto and made a part hereof. Exhibit A shall be amended as may be necessary or appropriate by the Board to reflect Transfers of Membership Interests or issuances of additional Membership Interests or other changes in the Members or their Capital Contributions, Units, or otherwise in their Membership Interests as permitted herein.
SECTION 1.6  - NAME AND ADDRESS OF REGISTERED AGENT.
The Company’s initial registered agent for service of process, as required under the Act, shall be 251 Little Falls Drive in the City of Wilmington, DE 19808-1674. The address of such registered agent in the State of Delaware is Corporation Service Company. The Board may change the Company’s registered agent by filing the name and the Delaware address of the new registered agent with the Delaware Secretary of State pursuant to the Act.
SECTION 1.7  – DEFINITIONS.
For purposes of this Agreement and the Tax Appendix, the terms and phrases listed below shall be defined as follows:
(a) “Act” has the meaning set forth in the introductory paragraph of this Agreement.
(b) “Affiliate” means, when used with reference to a specified Person, any Person who directly or indirectly, controls or is controlled by, or is under common control with the specified Person. For purposes of this definition, control means possessing, directly or indirectly, the power for any reason whatsoever to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract or otherwise.
(c) “Agent” has the meaning set forth in Section 6.1.

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(d) “Agreement” means this Operating Agreement as amended, modified, supplemented, or restated from time to time, and includes all Appendices and Exhibits attached hereto.
(e) “Annual Capital Contribution” has the meaning set forth in Section 2.1(a).
(f) “Board” and “Board Member” have the meanings set forth in Section 4.1(a).
(g) “Business” has the meaning set forth in Section 1.2.
(h) “Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.
(i) “Capital Account” means an individual account maintained by the Company for each Member, which shall be established and maintained by the Company in accordance with the Regulations under Code Section 704(b). No interest shall be paid on or charged against the balance in such account. A Member’s Capital Account shall initially be equal to the amount of such Member’s Capital Contribution.
(j) “Capital Contribution” means the total amount of cash and the net fair market value of property actually contributed to the Company by a Member (and the predecessor holders of such Membership Interests). For purposes of this Agreement, the phrase “net fair market value of property” means the gross fair market value of property, reduced by liabilities assumed by the Company or to which such property is subject.
(k) “Capital Transaction” means any of the following: (i) a sale, exchange, transfer, assignment, or other disposition of all or a portion of any Company asset (but not including sales, rents, or other transactions in the ordinary course of business and not capital in nature); (ii) any financing or refinancing of, or with respect to, any Company asset; (iii) any condemnation proceeds or deeding in lieu of condemnation of all or a portion of any Company asset; (iv) a collection in respect of property, hazard, or casualty insurance (but not business interruption insurance) or any damage award except to the extent proceeds are used to repair or replace the assets so damaged or destroyed; (v) any other transactions which, under generally accepted accounting principles, would be capital in nature, and specifically including, but not limited to, the distribution to the Members of Company property other than cash; or (vi) any receipt of funds by the Company from any Person in which the Company has an equity interest, derived from such equity interest, arising from a transaction, or transactions that under generally accepted accounting principles are capital in nature to such Person.
(l) “Cash Flow” of the Company with respect to any period means all cash receipts of the Company from any source (including but not limited to cash from Sponsored Project Proceeds, compensation, or fees and cash from reserves from prior Cash Flow that the Board determines are no longer needed to be reserved or otherwise used) less the portion thereof: (i) used to pay cash disbursements in connection with the Company’s activities (including debt service, operating expenses, compensation, fees and reimbursements paid to the Members or their Affiliates in accordance with Article IV and Article V and the repayment of loans made by

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a Member to the Company, plus accrued interest); and (ii) used to establish such reserves for capital improvements, working capital, or otherwise, as the Board shall deem to be reasonably necessary or appropriate in their absolute discretion in the efficient conduct of the business of the Company; provided, however, that Cash Flow shall not include any proceeds from Capital Transactions or Liquidation Proceeds.
(m) “Change in Control” means: (a) the consummation of a transaction providing for the merger, consolidation, or other combination of the Company with any other corporation, partnership, limited liability company, or other entity that will result in the Members owning less than fifty percent (50%) of the voting power or equity interests of the surviving corporation, partnership, limited liability company, or other entity immediately after the consummation of such transaction on a fully-diluted basis; (b) the sale or transfer (in one transaction or multiple transactions) of the majority of the Units of the Company; or (c) the consummation of the sale or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
(n) “Co-Manager” or “Co-Managers” means each of the Persons elected pursuant to Section 4.2(a), with each such Person having the rights, powers, authority, and duties equivalent to those of an executive officer of a corporation, as set forth in the Delaware General Corporation Law.
(o) “Code” means the United States Internal Revenue Code of 1986, as amended.
(p) “Company” has the meaning set forth in the introductory paragraph of this Agreement.
(q) “Credit Agreement” has the meaning set forth in Section 6.1.
(r) “Deadline” has the meaning set forth in Section 2.1(b).
(s) “Development Team” means, with respect to each Member, a team of approximately four (4) individuals appointed by such Member, which individuals are technical and/or subject matter experts with respect to the Company’s Business and related industries.
(t) “Disability” means an individual’s inability to perform his or her usual services to the Company or an Affiliate of the Company for a period of six (6) consecutive months or for any six (6) months in a twelve (12) month period, because of mental or physical illness or injury, which inability to perform will be determined by a physician of not less than ten (10) years’ experience selected by the Board or Board Members, as the case may be, who are not the individual or an Affiliate of the individual to which the determination is being made.
(u) “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
(v) “Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, which creates a record that may be retained,

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retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. For purposes of this Agreement, any communication sent by Electronic Transmission shall be treated as being in writing for all purposes.
(w) “Fair Market Value” has the meaning set forth in Section 6.2(d).
(x) “Horsefly IP” means all Intellectual Property primarily related to the Horsefly Technology, including the Workhorse IP and any applicable Moog IP and all Improvements thereto either which may now exist or may be conceived of from time to time in connection with approved Sponsored Projects as provided in Section 4.2(g).
(y) “Horsefly Technology” means all of the technology primarily related to the “Horsefly” Unmanned Aerial System originally developed by Workhorse.
(z) “Improvements” means any and all Intellectual Property invented, created, produced, authored, conceived, discovered, fixed, designed, developed, made, or reduced to practice by a Member, or any agent, servant, Affiliate, owner, employee, or consultant of such Member, or any other person under the direction or control of such Member, either solely or jointly with another or others, at any time on or after the Effective Date, having applicability or related to the Horsefly IP.
(aa) “including” means including, without limitation.
(bb) “Independent Board Member” has the meaning set forth in Section 4.1(a).
(cc) “Indemnified Persons” has the meaning set forth in Section 5.2(c).
(dd) “Intellectual Property” means all rights, privileges, and priorities provided under federal, state, foreign, and multinational law relating to intellectual property, including, without limitation, any and all:
(i) patents and patent applications, inventions, discoveries, machines, manufactures, compositions of matter, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, improvements, invention disclosures, utility models, utility model applications, and any other patentable subject matter, whether or not patented;
(ii) copyrights and works of authorship, including without limitation computer applications, programs (object and source code), software, hardware, files, mask works, compilations, drawings, reports, databases, documentation and related items;
(iii) trademarks, service marks, trade names, domain names, URLs, brand names, source identifiers, corporate names, logos and trade dress and the goodwill of any business symbolized thereby;

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(iv) trade secrets, know-how and all other proprietary, nonpublic or confidential information, documents or materials in any media, including without limitation test results and data, engineering drawings, designs, analyses, specifications, methods, algorithms, and reports; and
(v) all registrations, applications, patents, recordings and other legal protections or rights related to the foregoing.
(ee) “Lenders” has the meaning set forth in Section 6.1.
(ff) “Liquidation” means the event and/or act which occurs on the earlier of: (i) the date upon which the Company is terminated under Code Section 708(b)(1)(A), or (ii) the date upon which the Company ceases to be a going concern.
(gg) “Liquidation Proceeds” means any cash proceeds available for distribution to creditors and Members upon or pursuant to the termination and liquidation of the Company.
(hh) “Member” or “Members” means each of Moog and Workhorse.
(ii) “Membership Interest” or “Interest” shall mean a Member’s Capital Account, share of Profits, Losses and cash distributions, other economic rights, and voting and other rights in the Company in the capacity of a Member.
(jj) “Moog” has the meaning set forth in the introductory paragraph of this Agreement.
(kk) “Moog IP” means the Intellectual Property owned by Moog prior to the Effective Date primarily relating to the Horsefly Technology, set forth on Exhibit B attached hereto and incorporated herein.
(ll) “Moog Board Member” has the meaning set forth in Section 4.1(a).
(mm) “Non-Paying Member” has the meaning set forth in Section 2.1(c).
(nn) “Notice of Bankruptcy Sale” has the meaning set forth in Section 8.1(b).
(oo) “Notice of Event of Default” has the meaning set forth in Section 6.2(a).
(pp) “Partnership Audit Provisions” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Treasury Regulations promulgated thereunder.
(qq) “Percentage Interest” is the percentage determined from time to time by dividing the number of Units that a Member owns by the total number of outstanding Units held by all Members, as set forth on Exhibit A hereto, as amended from time to time. The Board shall amend Exhibit A pursuant to Section 7.1(b) to reflect any adjustment to the outstanding Units of the Company.

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(rr)  “Person” means any individual, entity, general partnership, limited partnership, limited liability company, corporation, association, joint venture, trust, business trust, or cooperative and the heirs, executors, successors, and assigns of such person.
(ss) “Profits” and “Losses” have the meanings set forth in the Tax Appendix.
(tt) “Put Right” has the meaning set forth in Section 6.2(c).
(uu) “Regulations” means the Income Tax Regulations issued by The United States Treasury Department, as the same may be amended from time to time.
(vv) “Service” has the meaning set forth in Section 4.6(a).
(ww) “Sponsored Project” or “Sponsored Projects” means one or more projects for the delivery of goods and services using the Horsefly IP to third-party customers of a Member.
(xx) “Sponsored Project Proceeds” means, with respect to a Sponsored Project, a dollar amount equal 3.0% of the aggregate total proceeds received by the applicable Member from its third-party customer with respect to the Sponsored Project.
(yy) “Stipulated Rate” means three percent (3%) over the rate of interest reported from time to time in The Wall Street Journal as being the “prime rate” then in effect, changing as such rate changes effective as of the date such change in rate is reported in the Wall Street Journal. In the event the “prime rate” shall for any reason cease to be reported in The Wall Street Journal, the “prime rate” shall thereafter mean the rate announced from time to time by Citibank, N.A., as being its “prime rate” for commercial banking customers, changing as such rate changes effective as of the date such change in rate is publicly announced by Citibank, N.A.
(zz) “Tax Appendix” means the appendix regarding certain tax matters attached to this Agreement and incorporated herein.
([[) “Tax Matters Representative” has the meaning set forth in Section 4.6(a).
(aaa) “Transfer” means sell, transfer, assign, pledge, or otherwise directly or indirectly dispose of or encumber, voluntarily or involuntarily (including, without limitation, disposition by way of intestacy, will, gift, bankruptcy, execution, hypothecation, seizure or sale of legal process, operation of law or otherwise).
(bbb) “Trustee-in-Liquidation” means the Person who is appointed under Section 8.1(c) to wind up the affairs of the Company in the absence of a Board Member.
(ccc) “Unit” means a unit of ownership in the Company having such rights and preferences as provided herein. The currently-outstanding Units of the Company shall be set forth on Exhibit A, as amended.
(ddd) “Workhorse” has the meaning set forth in the introductory paragraph of this Agreement.

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(eee) “Workhorse IP” means the Intellectual Property owned by Workhorse prior to the Effective Date primarily relating to the Horsefly Technology as set forth on Exhibit C attached hereto and incorporated herein. Notwithstanding the foregoing, the Workhorse IP shall not include property used primarily with respect to either: (i) the Surefly hybrid electrically powered vertical takeoff and landing aircraft and related technology owned by Moog; (ii) the electric cargo vans and related technology owned by Workhorse including the Metron Telematics software; or (iii) the Next Generation Delivery Vehicle and related technology owned by Workhorse.
(fff) “Workhorse Board Member” has the meaning set forth in Section 4.1(a).
ARTICLE II  -- CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
SECTION 2.1  - REQUIRED CAPITAL CONTRIBUTIONS.
(a) Initial Capital Contributions; Annual Capital Contributions. The Members’ initial Capital Contributions to the Company are specified on Exhibit A attached hereto and made a part hereof. Each Member agrees to satisfy the Member’s initial Capital Contribution immediately upon the execution of this Agreement on the Effective Date. Unless otherwise approved by the Board, each Member will also be required to make an additional Capital Contribution of fifty thousand dollars ($50,000) on each anniversary of the Effective Date (each, an “Annual Capital Contribution”), and the Board shall updated Exhibit A to reflect such Annual Capital Contributions when made. Except with respect to the Annual Capital Contribution or as otherwise specified in this Agreement, no Member will be obligated to make an additional Capital Contribution to the Company to restore a deficit Capital Account balance or otherwise, and no Member will be personally liable for the debts and liabilities of the Company, except such debts or liabilities as may be specifically agreed to by such Members. For the avoidance of any doubt, no Member shall be issued any additional Units with respect to an Annual Capital Contribution, and instead will only be entitled to an increase in such Member’s Capital Account with respect thereto.
SECTION 2.2 - CAPITAL ACCOUNTS.
(a) Maintenance of Capital Accounts. An individual Capital Account will be maintained by the Company for each Member, and no interest will be paid on or charged against the balance in such account. The Capital Accounts of the Members shall be maintained in accordance with the Regulations issued pursuant to Code Section 704(b).
(b) Increases. Each Member’s Capital Account shall be increased by: (i) such Member’s Capital Contributions, including, without limitation, all Annual Capital Contributions of such Member; (ii) such Member’s share of Profits or items thereof that are allocated to such Member pursuant to this Agreement; and (iii) all other amounts that are required pursuant to the Regulations under Code Section 704(b). For purposes of this Agreement, a Member’s Capital Contribution shall be equal to the amount of cash contributed and cash on hand.

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(c) Decreases. Each Member’s Capital Account shall be decreased by: (i) any distributions to such Member of cash or property to the extent of the net fair market value thereof (net of any liabilities that the Member assumes or to which such property is subject); (ii) such Member’s distributive share of Company Losses or items thereof that are allocated to such Member pursuant to this Agreement; and (iii) such other items as are required pursuant to the Regulations under Code Section 704(b).
(d) Transfer of Interest. If a Member transfers all or any portion of such Member’s Membership Interest in accordance with Article VI of this Agreement, the Capital Account (or ratable portion thereof) that is attributable to the transferred Interest shall be transferred to the transferee.
SECTION 2.3  - RETURN OF CONTRIBUTIONS; DISSOLUTION OF THE COMPANY.
No Member shall be entitled to a return of any portion of any Capital Contribution or Capital Account balance except as specifically provided in this Agreement. Except as provided herein, no Member shall, in such Member’s capacity as a Member, have the right or authority to cause the dissolution of the Company.
ARTICLE III -- ALLOCATION OF PROFITS, LOSSES, AND DISTRIBUTIONS
SECTION 3.1  - CASH DISTRIBUTIONS.
(a) Distributions of Cash Flow. The Cash Flow held by the Company and not required in the operation of the Company’s business (including the establishment of reasonable reserves by the Board) will be distributed to the Members on a quarterly basis, unless otherwise approved by the Board. No Member shall be entitled to make withdrawals from such Member’s Capital Account or from the Company’s capital, except to the extent of distributions made pursuant to this Section 3.1. Except as provided in this Agreement or as agreed to by the Board, no Member shall receive compensation for services rendered to the Company. All distributions of the Cash Flow shall be made among the Members pro rata in proportion to their respective Percentage Interests, as identified on Exhibit A.
(b) Income Tax Distributions. Notwithstanding anything to the contrary in this Section 3.1, the Company agrees to make distributions of cash to its Members in each calendar year, or succeeding calendar year, in sufficient amounts for the Members to pay on a timely basis federal, state, and local income taxes, including any required estimated income tax payments, on the Company’s taxable income and gain (net of deductions and credits) for such calendar year to the extent distributions made under Section 3.1(a) or Section 3.1(c) for such year are not sufficient for this purpose. For the purposes of determining the amount of such distributions, each Member is deemed to be taxed at the highest applicable marginal federal, state, and local income tax rates in such jurisdictions where the Members are located. Anything to the contrary herein notwithstanding, no distributions shall be made to any Member pursuant to this Section 3.1(b) at any time when payments on any Company obligation shall be considered delinquent or if such payment would cause the Company to default on any Company obligation. Whether such delinquency or default shall occur will be determined by the Board in its sole and absolute

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discretion. All distributions under this Section 3.1(b) will be made among the Members in proportion to their allocable share of taxable income as determined under the Tax Appendix for such calendar year. Any amount distributed under this Section 3.1(b) shall be treated as distributions under Section 3.1(a) or Section 3.1(c) in the order they would otherwise have been distributed under those Sections and shall be credited against amounts otherwise distributable under those Sections.
(c) Distribution of Capital Transaction Proceeds. The proceeds from Capital Transactions, other than Liquidation Proceeds, shall be distributed in the following order and priority:
(i) First, to the payment and discharge of any Company debt being refinanced, plus expenses attributable thereto;
(ii) Second, to the payment of Company debts, including fees, compensation, debt service, and other Company expenditures deemed by the Board in its sole and absolute discretion, to be necessary or appropriate;
(iii) Third, to the repayment of any outstanding loans or advances made by the Members, plus any accrued interest thereon and to the establishment of any reserves deemed by the Board to be necessary or appropriate in the efficient conduct of the Company’s business; and
(iv) Fourth, among the Members in proportion to their Percentage Interests.
(d) Distribution of Liquidation Proceeds. Any Liquidation Proceeds shall be distributed in accordance with Section 8.2. Assets shall be distributed in kind pursuant to Section 8.1.
SECTION 3.2  - ALLOCATION OF PROFITS AND LOSSES.
Profits and Losses shall be allocated among the Members in accordance with the provisions of the Tax Appendix attached hereto and incorporated herein.
SECTION 3.3  – ACCOUNTING.
The Company books and accounting for all purposes shall be kept on such basis as the Board may determine. The taxable and fiscal year of the Company shall be the calendar year, or as otherwise determined by the Board. On a timely basis following the end of the Company’s taxable year, the Board shall use its reasonable efforts to provide the Members: (a) such information as is necessary for the preparation by the Members of their federal income tax return and State income or other tax returns; and (b) monthly financial statements and such other information as, in the judgment of the Board, is reasonably necessary to advise the Members of the results of the operation of the Company.
ARTICLE IV  -- MANAGEMENT OF COMPANY

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SECTION 4.1  - MANAGEMENT OF COMPANY.
(a) Designation of the Board. Except for decisions that approval of the Members is otherwise expressly required by this Agreement or other non-waivable provisions of the Act, all powers and authority of the Company shall be exercised by or under the direction of up to three (3) board members (each a “Board Member” and together, collectively, the “Board”). Moog shall be entitled to elect one Board Member, who shall initially be David Norman (the “Moog Board Member”) subject to Workhorse’s approval. Workhorse shall be entitled to elect one Board Member, who shall initially be, Duane Hughes (the “Workhorse Board Member”) subject to Moog’s approval. The Moog Board Member and the Workhorse Board Member shall be entitled to elect one Board Member (the “Independent Board Member”) upon mutual agreement, which Independent Board Member position shall initially be vacant. Within one hundred twenty (120) days after the Effective Date, the Moog Board Member and the Workhorse Board Member shall jointly elect an individual to serve as the Independent Board Member. For the avoidance of any doubt, a Board Member need not be an employee of a Member. If the Independent Board Member is not appointed by one hundred twenty (120) days after the Effective Date, then the Company shall engage PwC, an independent accounting firm, to select the Independent Board Member.
(b) Powers of the Board. Except as set forth in Section 4.1(c) below, the board is vested with the power to manage, control, and make all decisions affecting the Business and assets of the Company, including, without limitation, the power to:
(i) approve an annual operating and capital expenditure budget for the Company and authorize the paying of expenditures consistent therewith, and make any material modification or change thereto, or make operating and capital expenditures or incur obligations not provided for therein;
(ii) employ such Persons for the operation of and conduct of the Business of the Company;
(iii) resolve any disagreements with respect to approvals of a Sponsored Projects by the Co-Managers;
(iv) acquire in the name of the Company by purchase, lease, or otherwise, any real or personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company’s Business;
(v) engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company’s Business, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under the Act;
(vi) make distributions to the Members in accordance with the terms of this Agreement;

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(vii) establish the Company’s policies with respect to personnel, environmental, health and safety, accounting, internal audit, tax, and other management functions;
(viii) resolve and decide matters or decisions presented to the Co-Managers pursuant to this Agreement on which the Co-Managers cannot reach consensus;
(ix) obtain appropriate types and amounts of insurance for the Company and its assets; and
(x) negotiate, execute, and perform all agreements, contracts, leases, loan documents, and other instruments and exercise all rights and remedies of the Company in connection with the foregoing.
Any Board Member may singularly execute, acknowledge, and deliver any and all instruments to effectuate any of the foregoing, provided that such actions have been duly approved and authorized by the Board pursuant to this Agreement.
(c) Major Decisions. The following decisions must be made by the unanimous consent of the Members:
(i) sell all, or substantially all, of the Company’s assets and/or Business other than in the ordinary course of business, pursuant to a Change in Control transaction or otherwise;
(ii) sell, Transfer, encumber or otherwise dispose of any Horsefly IP, other than with respect to licenses to the Members in connection with Sponsored Projects;
(iii) consummate a Change in Control transaction;
(iv) elect to dissolve, terminate, and liquidate the Company;
(v) merge, consolidate, or otherwise combine operations with any other Person;
(vi) borrow or lend money or make, deliver, or accept any commercial paper;
(vii) incur any expense or liability in excess of $5,000;
(viii) enter into any contracts or incur capital expenditures that in either case would obligate the Company to spend in excess of $5,000;
(ix) admit any new Member;

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(x) issue any additional Units of the Company or accept any additional Capital Contributions other than Annual Capital Contributions; and
(xi) enter into transactions with Members or their Affiliates.
(d) Decisions of the Board. Except as otherwise provided in this Agreement, decisions of the Board shall require the affirmative vote of the Board Members holding a majority of the votes of the Board Members then in office. For this purpose, each Board Member shall have one vote on all Company matters before the Board.
(e) Term of Office; Resignations. Each Board Member shall hold office until such Board Member’s successor is appointed in accordance with the terms of this Agreement or until such Board Member’s earlier resignation, removal from office by the Member or Board Members entitled to appoint such Board Member, as the case may be, Disability, or death. Any Board Member may resign at any time by written statement to that effect delivered to the Company, such resignation to take effect immediately or at such later time as the Board Member may specify. In the event of any vacancy of a Board Member position, however caused, the vacancy shall be filled by the Member entitled to appoint such Board Member or in accordance with Section 4.1(a) of this Agreement with respect to the Independent Board Member.
(f) Regular Meetings. Upon notice duly given, regular meetings of the Board may be held at such times and places within or without of the State of Delaware (or through the use of telephone or other communications equipment if all Persons participating can hear each other) as may be agreed upon by the Board. Unless otherwise indicated in the notice of a regular meeting, any business may be transacted at that regular meeting.
(g) Special Meetings. Special meetings of the Board may be held at any time within or without of the State of Delaware (or through the use of telephone or other communications equipment if all Persons participating can hear each other) upon call by any Board Member regardless of who can call meetings, the presence of both party representative directors is required for a meeting to conduct any business.
(h) Notice of Meeting and Waiver of Notice. Written notice of the time and place of each regular or special meeting shall be given to each Board Member either by personal delivery (which, for purposes of this Section 4.1(h), includes notice by facsimile transmission of a written notice) or by mail, e-mail, telegraph, cablegram, or otherwise by Electronic Transmission, at least forty-eight (48) hours before the meeting. The notice need not specify the purposes of the meeting. The attendance of any Board Member at any meeting (and participation in a meeting employing telephone or other communications equipment) without, prior to or at the commencement of the meeting, protesting the lack of proper notice shall be deemed to be a waiver by the Board Member of notice of the meeting. Further, notice of a meeting may be waived in writing, either before or after the holding of the meeting, by any Board Member, which writing shall be filed with or entered upon the records of the Company. Unless otherwise indicated in the notice of a meeting, any business may be transacted at that meeting.

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(i) Quarterly Business Review. Not less frequently than quarterly, the Board shall meet with the Co-Managers at such times and places within or without of the State of Delaware (or through the use of telephone or other communications equipment if all Persons participating can hear each other) as may be agreed upon by the Board and the Co-Managers. Unless otherwise indicated in the notice of such a meeting, the Board and the Co-Managers shall discuss and review at least the following matters: (i) the Company’s proposed administrative budget, which shall be subject to approval by the Board; (ii) the Company’s financial performance; (iii) new and pending Sponsored Projects, which shall be subject to approval by the Board and (iv) existing, on-going Sponsored Projects. Notice of each such quarterly meeting shall be given to the Board and the Co-Managers in accordance with the terms of Section 4.1(h).
(j) Action Without a Meeting. Any action that may be authorized or taken at a meeting of the Board may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by all of the Board Members, which writing or writings shall be filed with or entered upon the records of the Company.
SECTION 4.2 - CO-MANAGERS AND OTHER MATTERS.
(a) Co-Managers. Each Member shall be entitled to elect one (1) Co-Manager. No Person may hold more than one Co-Manager position at any time.
(b) Term of Service; Vacancies. Each Co-Manager of the Company shall hold such position until the Co-Manager’s successor is elected or until the Co-Manager’s earlier resignation, removal from office by the Member entitled to elect such Co-Manager, or death. Any vacancy in any Co-Manager position shall be filled by the Member entitled to elect such Co-Manager.
(c) Authority and Duties. In addition to any other authority and/or duties which may be delegated to one (1) or more Co-Manager from time to time by the Board, each Co-Manager shall have the following authority and duties, subject in each case to prior approval of the Board: (i) review and approve Sponsored Projects; (ii) prepare summary financial reports for the Company’s portfolio of Sponsored Projects; (iii) manage the Company’s administrative budget and (iv) engage the Company’s accountants in accordance with Section 8.4 of the Agreement.
(d) Development Teams. Each member of a Development Team shall make themselves available and be responsible for providing at least fifteen (15) hours per month performing the following services for the benefit of the Company without compensation: (i) consulting with the Member assembling such Development Team with respect to the Company’s Business, Sponsored Projects and consulting with respect to the Moog IP as set forth on Exhibit B and Workhorse IP as set forth on Exhibit C, as applicable, contributed to the Company; and (ii) making recommendations to the Co-Managers concerning potential Improvements and other matters with respect to the Horsefly IP.
(e) Sponsored Projects. The Company will, from time to time, enter into appropriate license agreements with the Members with respect to the Horsefly IP in furtherance of approved Sponsored Projects. Such license agreements shall be on substantially those terms as set forth on

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Exhibit D attached hereto. All Sponsored Projects shall be subject to approval by the Board in accordance with the terms of this Agreement including, but not limited to Section 5(b)(i) of this Agreement. Within a reasonable time after receipt by a Member, but in no case longer than thirty (30) days, one hundred percent (100%) of all Sponsored Project Proceeds with respect to a Sponsored Project shall be transferred to the Company for its use and/or distribution to the Members pursuant to the terms of this Agreement.
(f) Monthly Business Review. Not less frequently than monthly, the Co-Managers shall meet with the members of the Development Teams at such times and places within or without of the State of Delaware (or through the use of telephone or other communications equipment if all Persons participating can hear each other) as may be agreed upon by the Co-Managers and the such members of the Development Teams. Unless otherwise indicated in the notice of such a meeting, the Co-Managers and the members of the Development Teams shall discuss and review at least the following matters: (i) current Sponsored Projects, including goals with respect to targeted Sponsored Projects, as approved by the Co-Managers; (ii) potential new opportunities with respect to the Company’s Business; and (iii) potential new Sponsored Projects. Notice of each such monthly meetings shall be given to the Co-Managers and the Members in accordance with the terms of Section 4.1(h).
(g) Member Contributions of Improvements. To the extent any Member conceives of, develops, reduces to practice, or otherwise generates any Improvements to the Horsefly IP from time to time on or after the Effective Date in connection with an approved Sponsored Project, such Member will, promptly thereafter: (i) provide written notice to the Company identifying and describing such Improvements in reasonable detail; and (ii) execute appropriate documentation to contribute and assign all right, title to, and interest in such Improvements to the Company without compensation therefore. For the avoidance of any doubt, no Member shall be entitled to the issuance of additional Units or to an increase in such Member’s Capital Account with respect to such contribution of Improvements to the Company. Any such Improvements to the Horsefly IP that are contributed to the Company shall be licensed back by the Company to the contributing Member pursuant to a license agreement on substantially the terms as set forth on Exhibit D attached hereto.
SECTION 4.3  - MEETINGS OF MEMBERS.
The Board may from time to time call meetings of the Members. The Board shall send written notice to each Member of each such meeting at least fifteen (15) days, but not longer than forty-five (45) days, prior to such meeting. All such meetings shall be held within the continental United States. The Members shall be entitled to attend and discuss issues on the agenda for such meetings. The Board shall endeavor to provide an agenda for each such meeting. The Members may act without a meeting if such action is approved in writing by the number of Members otherwise required to approve such action at a meeting. In addition to the Board, either of the Members may call a meeting of the Members by complying with the provisions set forth above for meetings called by Board. Members may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all persons

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participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence in person at the meeting.
SECTION 4.4  - VOTING RIGHTS OF MEMBERS.
Except as otherwise provided in this Agreement: (a) each Member shall have the right to vote in Company matters that are subject to vote by Members in the same percentage as such Member’s Percentage Interest set forth on Exhibit A, as amended; and (b) decisions of the Members shall require the consent of all of the Members. Any action that may be authorized or taken at a meeting of the Members may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by all of the Members, which writing or writings shall be filed with or entered upon the records of the Company.
SECTION 4.5  - CHECKING OR SAVINGS ACCOUNTS.
The funds of the Company shall be deposited in its name in such checking accounts, savings accounts, brokerage accounts, bank accounts or money market funds or other suitable accounts or investments as shall be designated by the Board. All withdrawals from such accounts or investments shall be made upon checks, drafts, or withdrawal forms signed by any Board Member, or any duly appointed agent of the Company who is designated by the Board to sign checks, drafts, or other such instruments.
SECTION 4.6  - APPOINTMENT OF TAX MATTERS REPRESENTATIVE AND TAX AUDIT PROCEDURES.
(a) Designation. Moog Inc. shall be the initial “partnership representative,” within the meaning of Code Section 6223 (the “Tax Matters Representative”). Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Representative, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Tax Matters Representative is responsible for acting as the liaison between the Company and the Internal Revenue Service (“Service”) and as the coordinator of the Company’s actions pursuant to a Service tax audit of the Company. The Tax Matters Representative shall continue to serve as Tax Matters Representative until the earliest to occur of the following events:
a.The Tax Matters Representative is no longer willing or able to serve;
b.The Tax Matters Representative no longer owns a Membership Interest in the Company; or
c.The Board removes the appointed Tax Matters Representative and designates a new Tax Matters Representative.
Upon the occurrence of (i) or (ii) above, the Board shall select a new Tax Matters Representative.

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(b) Authority. The Tax Matters Representative shall have the authority to take the following actions:
(i) Furnish to the Service, when properly requested pursuant to the Code, the names, addresses, profits, interest and taxpayer identification number of each Person who or which was a Member in the Company at any time during the Company’s taxable year;
(ii) Extend the period of limitations for making assessments against the Company;
(iii) After receipt from the Service of a notice of a final Company administrative adjustment:
(A) File a petition for a readjustment of Company items for such taxable year with the Tax Court, the U. S. District Court of the United States for the district in which the Company’s principal place of business is located, or the Claims Court as determined by the Tax Matters Representative; and
(B) Enter into binding settlement agreements with the Service with regard to Company items as provided in Code Section 6223.
(iv) Make any elections relating to U.S. federal income tax that it believes may be beneficial to the Company and its Members including, without limitation, any elections under the Partnership Audit Provisions. Notwithstanding the immediately preceding sentence, the Tax Matters Representative shall, to the fullest extent permitted by applicable law, elect out of the Partnership Audit Provisions (including by making an election pursuant to Code Section 6221(b), as added by the Partnership Audit Provisions).
(c) Reimbursement. In furtherance of the duties of the Tax Matters Representative described in this Agreement, the Tax Matters Representative shall be reimbursed by the Company for all expenses, costs, and liabilities expended or incurred by the Tax Matters Representative.
(d) Indemnification. The Company shall indemnify and reimburse the Tax Matters Representative for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members pertaining to the Company. The payment of all such expenses shall be made before any distributions are made by the Company to the Members. No Member shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Representative and the provisions on limitations of liability of Members and

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indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Representative in its capacity as such.
(e) Tax Audit Procedures. The Board may, in its sole discretion, allocate any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the Partnership Audit Provisions and allocable to a present or former Member (as reasonably determined by the Board in good faith) to the applicable present or former Member. In the case of a present Member, the Board may withhold any such amounts from distributions made to such present Member. If such amounts are not withheld from actual distributions, the Board, may, at its option: (i) reduce any subsequent distributions to such Member by the amount of such taxes (and related interest, penalties, claims, liabilities and expenses); or (ii) require such Member to reimburse the Company for such amount. In the case of a former Member, the Board may require such former Member to reimburse the Company for the amount of any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the Partnership Audit Provisions and allocable to such former Member (as reasonably determined by the Board in good faith). If the Board exercises its option to require a current or former Member, as the case may be, to reimburse the Company for any such taxes, and such current or former Member does not reimburse the Company for such amounts within ten (10) Business Days of receiving a written demand from the Company to do so, interest will be charged on the average daily balance of such outstanding obligation, at a rate equal to the lesser of: (x) the Stipulated Rate; and (y) the maximum amount permitted to be charged by law. Without limiting the foregoing, any amounts reimbursed by any Member for taxes withheld pursuant to this Section 4.6(e) (including interest charged, if any) shall not constitute a Capital Contribution for purposes of this Agreement. If any tax (or any related interest, penalty, claim, liability or expense) is allocated to a current or former Member under this Section 4.6(e), such current or former Member’s obligations to the Company with respect to such tax (or any related interest, penalty, claim, liability or expense), and the Company’s rights against such current or former Member, shall apply jointly and severally to such current or former Member and any direct or indirect transferee of or successor to such current or former Member’s interest. If a current Member (including a transferee) makes a reimbursement payment to the Company pursuant to this Section 4.6(e) (directly or through a withholding of distributions) or otherwise becomes liable for taxes in connection with the Partnership Audit Provisions (as a direct payment to the Service or otherwise), the current Member (or transferee) shall have the right of subrogation and be entitled to be indemnified by the former Member who would have been obligated to pay the underlying tax during the original tax period to which the reimbursement or other payment relates.
(f) Survival of Power. The provisions of this Section 4.6 shall survive the termination of the Company or the termination of any Member’s Membership Interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the U.S. Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.
ARTICLE V -- DUTIES, LIABILITIES, AND COMPENSATION

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OF THE BOARD MEMBERS AND MEMBERS
SECTION 5.1  - DUTIES OF BOARD MEMBERS.
(a) Participation in Business and other Ventures. The Board Members shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and shall devote such part of their time to Company affairs as is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that no Board Member shall be required to devote such Board Member’s entire time or attention to the business of the Company. Except as otherwise specifically provided in this Agreement, no Member in its capacity as a Member nor an Affiliate shall be restricted in participating in other businesses or activities that are competitive with the business of the Company.
(b) Maintenance of Records. In carrying out their obligations, the Board shall:
(i) Maintain complete and accurate records of all property (real and personal) owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions);
(ii) Cause to be prepared and timely filed the tax returns of the Company;
(iii) Cause to be timely filed such other documents and timely take such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the laws of the State of Delaware; and
(iv) Maintain at the principal office of the Company all of the following:
(A)A current list of the name and last business or residence address of each Member;
(B)A copy of the Certificate of Formation and all amendments thereto, if any;
(C)A copy of this Agreement, all amendments thereto, if any, and executed copies of any written powers of attorney pursuant to which this Agreement and any amendments thereto have been executed;
(D)Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent tax years; and
(E)Copies of any financial statements of the Company for the three (3) most recent years.
(c) Inspection of Records. All records required to be kept pursuant to Section 5.1(b) shall be subject to audit, inspection, and copying by any Member or such Member’s duly authorized representative, at the reasonable request and expense of any such Member during ordinary business hours.

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SECTION 5.2  - LIABILITIES AND INDEMNIFICATION OF THE BOARD MEMBERS, CO-MANAGERS, AND MEMBERS.
(a) Liability of Board Members. In carrying out their duties hereunder, no Board Member shall be liable to the Company or any other Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors of judgment, but shall be liable to the Company only if such Board Member shall be adjudicated by a court of competent jurisdiction that such Board Member’s action or failure to act involved fraud, willful misconduct, gross negligence, or material breach of that Board Member’s obligations under this Agreement or other material breach of that Board Member’s fiduciary duties.
(b) Return of Capital. Except as provided in Section 5.2(a) hereof, no Board Member shall be liable for the return of the Capital Contributions of any Member, nor for a loss of investment or loss from the operation of the Company.
(c) Indemnification. The Company shall and does hereby agree, to the fullest extent permitted by applicable law, to defend, indemnify, and hold harmless the Company’s Board Members, Co-Managers, Members, the Agent and the Lenders and their respective shareholders, partners, members, directors, officers, employees, and agents (the “Indemnified Persons”), from and against any and all liability, cost, expense, or damage incurred or sustained by reason of any act or omission in the conduct of the Business of the Company, regardless of whether acting pursuant to their discretionary or explicit authority hereunder; provided, however, that the Company shall not indemnify an Indemnified Person or hold such Indemnified Person harmless with respect to any of the foregoing incurred in connection with such an Indemnified Person’s fraud, willful misconduct, or material breach of such Indemnified Person’s obligations under this Agreement or other material breach of such Indemnified Person’s fiduciary duties. In particular, and without limitation of the foregoing, an Indemnified Person shall be entitled to indemnification by the Company against the reasonable expenses, including attorneys’ fees and costs through any and all trial and appellate levels, actually and necessarily incurred in connection with the defense of any suit or action to which such Indemnified Person is a party by reason of the Indemnified Person’s position as a Co-Manager of the Company, a Board Member or a Member (or a shareholder, partner, member, director, officer, employee or agent thereof) or in connection with any debt arrangement between such Indemnified Person and the Company or any Member (or a shareholder, partner, member, director, officer, employee or agent of such Indemnified Person), to the fullest extent permitted under law. Any expenses or other amounts incurred or to be incurred by an Indemnified Person in connection with a proceeding as to which indemnification is, or may be, applicable under this Section 5.2(c) may be paid by the Company in advance of the final disposition of the proceedings upon receipt of a binding written agreement to repay said expenses or other amounts in the event it is finally determined that such indemnification is not proper. If repayment is required, then all such sums advanced and to be repaid shall bear interest at the Stipulated Rate from the date of disbursement, and the paying party shall pay all collection costs of the Company, if any, including attorneys’ fees and costs.
SECTION 5.3  - RELIANCE ON ACTS OF BOARD MEMBERS.

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No financial institutions or any other Person dealing with any Board Member shall be required to ascertain whether any of them are acting in accordance with this Agreement, and such financial institution or such other Person shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by such Board Member.
SECTION 5.4  - COMPENSATION OF THE BOARD MEMBERS AND CO-MANAGERS.
Except as otherwise provided in this Agreement, neither the Board Members nor the Co-Managers shall be entitled to any compensation from the Company. However, the Board Members and the Co-Managers shall be entitled to reimbursement for all reasonable and documented out-of-pocket expenses incurred by them in connection with the Company’s Business.
ARTICLE VI  -- TRANSFER RESTRICTIONS, WITHDRAWAL OF A MEMBER, AND DEADLOCK
SECTION 6.1  TRANSFER RESTRICTIONS.
No Member shall be permitted to Transfer its Membership Interest, in whole or in part, at any time unless such Transfer is (x) made to the other Member or such Transfer has been unanimously approved in advance by the Board excluding the Board Member appointed by the Member Transferring its Membership Interest, (y) a Transfer to (i) the collateral agent under that certain Credit Agreement, dated as of December 31, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Workhorse, Wilmington Trust, National Association, as agent (in such capacity, the “Agent”), and the lenders from time to time party thereto (the “Lenders”), or (z) any other secured party in connection with the Credit Agreement. Any attempted Transfer which is not in compliance with this Section 6.1 shall be ineffective, null, void, and of no legal force or effect.
SECTION 6.2  – PUT OPTIONS UPON CERTAIN EVENTS.
(a) Event of Default under the Credit Agreement. Following the occurrence and during the continuance of any Event of Default (as defined in the Credit Agreement), the Agent or the Required Lenders (as defined in the Credit Agreement) may give notice of such Event of Default (as defined in the Credit Agreement) to Moog and Workhorse (the “Notice of Event of Default”). Upon receipt of the Notice of Event of Default, (i) the Members shall determine the Fair Market Value of Workhorse’s Membership Interests in accordance with Section 6.2(d) and (ii) (x) Workhorse shall have the right to sell all of the Membership Interests held by it to Moog at the Fair Market Value and (y) upon exercise of this right, Moog shall be obligated to purchase such Membership Interests. Following the determination of the Fair Market Value of Workhorse’s Membership Interests and only after Workhorse receives written instructions from the Agent and/or the Required Lenders (as defined in the Credit Agreement) directing Workhorse to exercise its Put Right, Workhorse shall promptly, and in any event no later than one (1) Business Day after receipt of such written instructions from the Agent and/or

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the Required Lenders (as defined in the Credit Agreement), provide written notice to Moog that it is exercising its Put Right under this Section 6.2.
(b) [Reserved].
(c) Exercise of Put Right. The rights of each Member to sell its Membership Interests to the other Member, as set forth in this Section 6.2, are referred to as a “Put Right”. If either Member wishes to exercise its respective Put Right, it shall send written notice to the other Member, as provided in this Section 6.2, of such exercise. The closing of any sale of Membership Interests pursuant to this Section 6.2 shall take place no later than the later of: (i) thirty (30) days following receipt by the appropriate Person of such notice of exercise and (ii) five (5) days following the final determination of the Fair Market Value in accordance with Section 6.2(d). If Workhorse exercises the Put Right provided to it pursuant to this Section 6.2 and Moog does not purchase all of Workhorse’s Membership Interests by the date that is thirty (30) days following such exercise, then the Company shall forthwith be liquidated and dissolved pursuant to Section 8.1 and Moog will be fully released by Workhorse and the Lenders from any and all obligations related to this Agreement or the Company except for its obligations as set forth under Section 8.1.
(d) Put Purchase Price; Fair Market Value. The purchase price to be paid for any Membership Interests purchased pursuant to this Section 6.2 shall be the Fair Market Value of the Membership Interests. “Fair Market Value” means, as of any date of determination, when used in respect of any Membership Interest, the probable amount that would be paid for such Membership Interest in a single arm’s-length transaction between a willing third-party buyer and a willing seller, neither under compulsion to buy or sell, and each having full knowledge of all relevant information. The Fair Market Value shall be agreed, in accordance with the principles of this definition, by the seller and the buyer of any Membership Interests being transferred pursuant to this Section 6.2; provided that if Workhorse is the seller of any Membership Interests the Fair Market Value agreed between the seller and the buyer of any Membership Interests must be acceptable to the Required Lenders (as defined in the Credit Agreement) in their sole discretion; provided further that if, after negotiating in good faith for ten (10) Business Days, the seller and the buyer of such Membership Interests (and the Required Lenders (as defined in the Credit Agreement), if applicable) cannot agree on the Fair Market Value, then the Fair Market Value shall be newly determined at such time by Duff & Phelps LLC, located, on the date of this agreement, at 345 California Street, Suite 2100, San Francisco, CA 94104, in accordance with the principles of this definition (after giving due effect to the bankrupt Member’s presumed rejection of this Agreement, if applicable). The cost of any such independent appraiser shall be borne by the Company. For purposes of clarification, no control, marketability, or liquidity discounts or premiums shall apply in determining the Fair Market Value. In the event Duff & Phelps has conducted more than one appraisal of the Fair Market Value of any Membership Interests, the Fair Market Value of such Membership Interests at any time shall be determined by the then most recent valuation. As long as the Lenders and Workhorse are parties to the Credit Agreement, Workhorse shall, at its own expense, no later than six (6) months after the date of this Agreement, and at least once during each twelve (12)

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month period thereafter, obtain an appraisal from Duff & Phelps of the Fair Market Value of Workhorse’s Membership Interests.
SECTION 6.3  - WITHDRAWAL OF MEMBERS.
No Member shall be entitled to withdraw as a Member of the Company or otherwise receive any payment or distribution from the Company in connection with such Member’s withdrawal from the Company without the advance unanimous written consent of the Board.
ARTICLE VII-- AMENDMENTS
SECTION 7.1  - AUTHORITY TO AMEND.
(a) Generally. Except as otherwise specifically provided elsewhere in this Agreement or by applicable law, amendments to this Agreement shall require the unanimous written consent of the Members; provided that as long as the Lenders and Workhorse are parties to the Credit Agreement, any amendment to Section 5.2(c), Section 6.2, this Section 7.1, Section 8.1 and Section 9.15 shall require the written consent of the Agent.
(b) Clarifying Amendments. Notwithstanding the provisions set forth in Section 7.1(a), the Board may amend this Agreement without the consent of the Members:
(i) if such amendment is solely for the purpose of clarification or otherwise does not change the substantive rights or obligations of the Members, the Agent or the Lenders;
(ii) if such amendment is, in the reasonable judgment of the Board, necessary or appropriate to satisfy requirements of the Code or Regulations with respect to the Company or of any federal or state securities laws or regulations. In this respect, and notwithstanding any other provision of this Agreement, the Board may allocate Profits and/or Losses, or items thereof, among the Members in any manner which may be necessary or appropriate to satisfy the requirements of the Code and the Regulations thereunder;
(iii) if such amendment is to reflect the Transfer of Membership Interests or issuance of additional Membership Interests or other changes in the Members or their Interests as permitted herein, including, but not limited to, the admission of additional Members to the Company as permitted herein; or
(iv) if such amendment is to change the Company’s name or statutory agent or the state in which the Company is organized.
ARTICLE VIII-- TERMINATION OF THE COMPANY
SECTION 8.1  - ELECTION TO TERMINATE AND DISSOLVE.

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(a) Events Causing Dissolution. The Company shall be dissolved, terminated, and liquidated, and its affairs wound-up, upon the first to occur of the following events:
(i) The decision of all of the Members to dissolve, terminate, and Liquidate the Company made at any time;
(ii) The decision of any single Member to dissolve, terminate, and Liquidate the Company made at any time after the third (3rd) anniversary of the Effective Date; provided that no less than twelve (12) months advance written notice of such intent to dissolve the Company is provided to the non-electing Member;
(iii) If either Member voluntarily becomes a debtor in any case under bankruptcy law or, in the event an involuntary bankruptcy petition is filed against either Member such petition is not dismissed within thirty (30) days and the bankrupt Member’s Membership Interests are not purchased or assigned as provided in Section 6.2 or Section 8.1(b); and
(iv) The failure of Moog to purchase Workhorse’s Membership Interests by the date that is thirty (30) days following exercise by Workhorse of the Put Right provided to it pursuant to Section 6.2.
(b) If a Member voluntarily becomes a debtor in any case under bankruptcy law or an involuntary bankruptcy petition is filed against any Member and such petition is not dismissed within thirty (30) days, and that Member’s trustee in bankruptcy (or that Member acting as debtor in possession) formally assumes this Agreement within the time period described above and subsequently during the administration of the estate in bankruptcy that Member desires to assign all or part of its interest in the Company and its rights under this Agreement, that Member must send a written notice to the other Member (and the Agent in the event of a bankruptcy of Workhorse) (the “Notice of Bankruptcy Sale”) and no later than sixty (60) days after delivery of the Notice of Bankruptcy Sale obtain from a prospective assignee a bona fide written offer to purchase the interest, stating the terms and conditions on which the purchase is to be made. Following receipt of a bona fide written offer to purchase the interest and promptly upon, and in any event no later than one (1) day after, deciding to accept the terms of such bona fide written offer to purchase, the transferring Member must give written notice to the other Member of its intention to transfer the interest along with a copy of the bona fide written offer to purchase the interest; provided that in the event of a bankruptcy of Workhorse any bona fide written offer to purchase the Membership Interests held by Workhorse must be acceptable to the Required Lenders (as defined in the Credit Agreement) in their sole discretion prior to the consummation of any transfer of Membership Interests (whether to the other Member or any other prospective assignee) pursuant to the terms and conditions stated therein.
(i) The other Member has the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be sold by the transferring Member on the same terms and conditions as stated in the bona fide written offer to purchase by giving notice to the transferring

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Member of its intention to do so within thirty (30) days after receiving written notice from the transferring Member of its intention to transfer the interest pursuant to a bona fide written offer to purchase. The failure of the other Member to, within thirty (30) days after receiving written notice, notify the transferring Member of its desire to exercise this right of first refusal with respect to all of the interest desired to be sold pursuant to the bona fide written offer to purchase shall result in the termination of the right of first refusal, and the transferring Member shall be entitled to consummate the sale of its interest in the Company to the third-party purchaser pursuant to the bona fide written offer to purchase.
(ii) In the event the other Member gives written notice to the transferring Member of its desire to exercise this right of first refusal and to purchase all of the transferring Member’s interest in the Company which the transferring Member desires to sell on the same terms and conditions as are stated in the bona fide written offer to purchase, the other Member has the right to designate the time, date and place of closing, provided that the date of closing will be the later of (x) the date set forth for closing in the bona fide written offer to purchase and (y) forty-five (45) days after receipt of written notification from the transferring Member of the bona fide third party offer to purchase.
(c) Delineation and Return of Intellectual Property. Upon (I) the occurrence of an event that causes the dissolution, termination, and Liquidation of the Company under Section 8.1(a) or (II) in the event of a bankruptcy of Workhorse, the date that is sixty (60) days after delivery of the Notice of Bankruptcy Sale so long as Workhorse has not received a bona fide written offer to purchase the Membership Interests held by Workhorse which is acceptable to the Lenders in their sole discretion, the Board shall promptly, and in any event within five (5) days of the occurrence of any event described in Section 8.1(a), define the Horsefly IP as (i) Moog IP, (ii) Workhorse IP, or (iii) Improvements. The Company shall then forthwith (A) transfer all Moog IP to Moog; (B) transfer all Workhorse IP to Workhorse; and (C) transfer each Improvement to the Member that developed and contributed such Improvement, subject to a perpetual, royalty-free license by the Member owning such Improvement to the other Member such that each Member is fully able to utilize and commercialize such Improvements in connection with the Moog IP and the Workhorse IP, as applicable; and after the completion of the above items, proceed with the winding up and liquidation of the Company and its remaining assets, if any. The Board shall liquidate the Company’s remaining assets, if any, and distribute them in the manner and in accordance with the priorities set forth in Section 8.2. The Company shall not terminate until: (i) the Company’s remaining assets, if any, have been distributed in the manner set forth in Section 8.2; (ii) such time as all Sponsored Projects existing as of the date of occurrence of the event that causes the dissolution, termination, and Liquidation of the Company have terminated; and (iii) the Certificate of Dissolution has been properly filed with the Secretary of State of the State of Delaware in accordance with the Act. No new Sponsored Projects or other licensing arrangements with respect to any Horsefly IP may be commenced on or after the date of occurrence of the event that causes the dissolution, termination, and Liquidation of the

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Company. Prior to the termination of the Company, its Business and the rights, duties, and interests of the Company shall continue to be governed by this Agreement; provided, however, each existing Sponsored Project shall continue in accordance with the License granted under Section 4.2(e) of this Agreement.
(d) Absence of Board Member. If for any reason there are no Board Members, or they refuse to serve, or are incapable of or prevented by this Agreement from serving, the Members, acting by unanimous consent, may appoint a Trustee-in-Liquidation who shall serve to wind up the affairs of and Liquidate the Company.
SECTION 8.2  - PROCEEDS OF LIQUIDATION.
Upon the dissolution, termination, and Liquidation of the Company, the Liquidation Proceeds shall be applied and distributed in the following order of priority:
(a) Debts. To the payment of the debts and liabilities of the Company (including any and all fees and loans payable to one or more Members) in the order of priority as provided by law, and the expense of Liquidation;
(b) Reserves. To establish reserves that the Board (or the Trustee-in-Liquidation) may deem reasonably necessary for any contingent, foreseen or unforeseen liabilities or obligations of the Company; and
(c) Capital Accounts. The remaining balance, if any, shall then be distributed to the Members in an amount equal to and in satisfaction of the positive balance of each Member’s Capital Account on the date of the Company’s termination, after giving effect to all Capital Contributions, distributions, allocations, and all other adjustments to all Members’ Capital Account balances for all periods.
SECTION 8.3  - FAIR MARKET VALUE DISTRIBUTIONS.
If the assets (other than the Horsefly IP) are to be distributed in kind to one or more of the Members (in connection with the Liquidation of the Company or otherwise), the value of such assets shall be adjusted pursuant to the Regulations under Code Section 704(b) and such assets shall be distributed at their respective fair market values. Furthermore, each Member’s Capital Account shall be adjusted to reflect what such Member’s Capital Account would be if the Company were to sell all of such assets at their respective fair market values and allocated the Profits or Losses among the Members in accordance with the provisions of this Agreement.
SECTION 8.4  - FINAL ACCOUNTING.
Each Member shall be furnished with a statement reviewed by the Company’s accountants, who shall appointed by the Co-Managers, which shall set forth the Profits and/or Losses generated upon the sale or exchange of the Company’s properties; the allocation of such Profits and Losses among the Members; the Company’s proceeds received from the sale or exchange of its properties; any revaluations of Company property; the assets and liabilities of the

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Company; and the amount distributed or distributable to each Member, as of the date of the Liquidation. Upon compliance with the foregoing distribution plan, the Members shall cease to be such, and the Board and/or the Trustee-in-Liquidation if no Board Members serve, shall execute and cause to be filed a Certificate of Dissolution of the Company and any and all other documents necessary with respect to the termination and cancellation of the Company.
ARTICLE IX —MISCELLANEOUS
SECTION 9.1  - ARBITRATION.
a.All disputes, controversies and claims arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity, interpretation, performance, termination or breach, shall be referred to and resolved by final binding arbitration by one arbitrator in accordance with this Section 9.1.
b.An arbitration pursuant to this Section 9.1 may initiated by a Member’s sending a notice requesting arbitration (i) to the American Arbitration Association’s Pittsburgh, PA office and (ii) to the other Member in accordance with the Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection (collectively, the “AAA Rules”) of the American Arbitration Association (the “AAA”), except that it will be given to both by nationally recognized next business day service. The arbitration shall be conducted by a single arbitrator experienced in the matters at issue and with at least 10 years’ experience as an arbitrator and selected in accordance with the AAA Rules.
c.The arbitration shall be conducted in Pittsburgh, PA and in accordance with the AAA Rules and the Federal Arbitration Act (9 U.S.C. §§1 et seq.), subject to provisions of this Section 9.1 to the contrary. The language to be used in the arbitral proceedings shall be English. The arbitrator will undertake to complete the dispute resolution and issue his or her report within 30 days after he or she is selected as the arbitrator (the “Arbitration Period”). The parties will promptly submit to the arbitrator materials he or she requests, the parties will promptly respond to questions asked by the arbitrator, and the party having the authority will provide the arbitrator prompt access to the each party’s accounting and other records as he or she may request, all so that the arbitrator can issue his or her report on or before the end of the Arbitration Period. The arbitrator will determine in his or her sole discretion what discovery is permitted and what hearings are appropriate to permit each party to present its position but consistent with reaching a prompt decision. The arbitrator will undertake in good faith to issue a report (which will summarize the reasons for the determination) by the end of the Arbitration Period.
d.Each party will pay 50% of the AAA’s (and if not included, the arbitrator's) costs and expenses, but otherwise each party will pay its own legal fees and cost and other expenses in the arbitration.
e.The decision and award of the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction.
SECTION 9.2  - GOVERNING LAW; FORUM.

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The Company and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party irrevocably and unconditionally agrees that it will not commence any action, claim, litigation, or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any forum other than the courts of the State of Delaware. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, claim, litigation, or proceeding of any kind whatsoever only in the courts of the State of Delaware. Each party agrees that a final judgment in any such action, claim, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
SECTION 9.3  – COUNTERPARTS.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same final agreement, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Signatures provided by Electronic Transmission shall be treated as originals and shall be legally binding.
SECTION 9.4  - INVESTMENT REPRESENTATIONS.
(a) The undersigned Members understand: (i) that the Membership Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, as amended, or any state securities laws (the “Securities Acts”) because the Company is issuing these Membership Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering; (ii) that the Company has relied upon the fact that the Membership Interests are to be held by each Member for investment; and (iii) that exemption from registrations under the Securities Acts would not be available if the Membership Interests were acquired by a Member with a view to distribution.
(b) Each Member hereby confirms to the Company that such Member is acquiring the Membership Interests for such own Member’s account, for investment and not with a view to the resale or distribution thereof. Each Member agrees not to Transfer, sell, or offer for sale (other than pursuant to a Transfer specified in the first sentence of Section 6.1) any portion of the Membership Interests unless there is an effective registration or other qualification relating thereto under the Securities Acts, or unless the holder of Membership Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under such Securities Acts is not required in connection with such Transfer, offer or sale. Each Member understands that the Company is under no obligation to register the Membership Interests or to assist such Member in complying with any exemptions from

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registration under the Securities Acts if such Member should at a later date wish to dispose of the Membership Interest.
SECTION 9.5  - AGREEMENT FOR FURTHER EXECUTION.
At any time or times upon the request of the Board, the Members agree to sign or acknowledge the Certificate of Formation, this Agreement, and/or amendments thereto or hereto, whenever such amendment or cancellation is required by law, to sign or acknowledge similar certificates or affidavits or certificates of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by the laws of the State of Delaware or any other jurisdiction in which the Company does, or proposes to do, business, and cause the filing of any of the same for record wherever such filing shall be required by law. This Section 9.4 shall not prejudice or affect the rights of Members to approve certain amendments to the Agreement pursuant to Article VII hereof.
SECTION 9.6  - ENTIRE AGREEMENT.
This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein or in the Certificate of Formation.
SECTION 9.7  – SEVERABILITY.
This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provisions of this Agreement or the application thereto to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
SECTION 9.8  – NOTICE.
All notices, consents, waivers, and other communications under this Agreement must be: (i) in writing; and (ii) delivered by hand delivery, U.S. Mail (certified or registered), Federal Express, UPS, Overnight, Airborne, or other nationally recognized delivery service, or e-mail, facsimile or other means of Electronic Transmission. Absent fraud or manifest error, a receipt signed by the addressee or such addressee’s authorized representative, a certified or registered mail receipt, a signed delivery service confirmation or a facsimile or e-mail confirmation of transmission will constitute proof of delivery. The actual receipt by the addressee of any notice will constitute delivery notwithstanding the failure to have complied with any provisions of this Section 9.7.

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A notice delivered by regular or certified U.S. Mail will be deemed to have been received, delivered, and given on the third (3rd) Business Day after the post-mark, if affixed by the U.S. Postal Service. Any other notice will be deemed to have been received, delivered and given on the date and time of the signed receipt or confirmation of delivery or transmission thereof, unless that receipt or confirmation date and time is not a Business Day or is after 5:00 p.m. local time on a Business Day, in which case such notice will be deemed to have been received, delivered and given on the next succeeding Business Day. Notices to Members or to the Company shall be addressed as set forth in this Agreement, or as set forth in any notice subsequently given in writing by the addressee to the Company or the addressor:
To the Members: See Exhibit A
To the Company: CERTUS UNMANNED AERIAL SYSTEMS LLC
100 Commerce Drive
Loveland, Ohio 45140

SECTION 9.9  - CAPTION.
Any paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.
SECTION 9.10 - NUMBER AND GENDER.
All of the terms and words used in this Agreement regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words had been fully and properly written in such number and gender.
SECTION 9.11 - BINDING EFFECT.
The parties hereto hereby agree that the obligations entered into herein shall be valid and binding upon their respective representatives, successors, and assigns (where permitted).
SECTION 9.12 - INCORPORATION BY REFERENCE.
The recitals, introductory paragraph, and all Exhibits and other appendices to this Agreement, including, without limitation, the Tax Appendix, are hereby incorporated herein as if rewritten in their entirety.
SECTION 9.13- NO LIABILITY TO THIRD PARTIES.
No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

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SECTION 9.14- RIGHTS OF CREDITORS AND THIRD PARTIES UNDER AGREEMENT.
This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other person except as set forth in Section 9.15. Except as set forth in Section 9.15 and only to the extent provided by applicable statute, no creditor of the Company or third-party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any capital contribution or otherwise.
SECTION 9.15 - THIRD-PARTY BENEFICIARIES.
The Company and each Member hereby acknowledges and agrees, notwithstanding anything in this Agreement to the contrary, that the Agent and the Lenders are express third-party beneficiaries of Section 5.2(c), Section 6.2, Section 7.1 and Section 8.1.
SECTION 9.16- TERMINATION OF THE CREDIT AGREEMENT.
Upon (x) termination of the Credit Agreement and payment in full in cash of all of the obligations thereunder and under any other Loan Documents (as defined in the Credit Agreement) (other than such obligations that survive in accordance with their terms) and (y) receipt by the Company of written notice from the Agent certifying that the conditions in clause (x) above have been met, Section 5.2(c), Section 6.2, Section 7.1, Section 8.1 and Section 9.15 of this Agreement (in each case solely limited to the extent such Sections specifically relate to the Credit Agreement, the Agent or the Lenders) shall terminate and be of no further force and effect (other than the provisions hereof that expressly survive such termination) and the rights of the Agent and the Lenders hereunder shall automatically terminate and the Agent shall cease to be a party hereto without further delivery or performance of any act by any party.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, each effective as of the Effective Date.
MEMBERS:
WORKHORSE GROUP INC.
By:  /s/ Duane A. Hughes
Name:  Duane A. Hughes
Title:  Chief Executive Officer

MOOG INC.
By:  /s/ Mark Graczyk
Name:  Mark Graczyk
Title:  Group VP-Finance, Admin

[SIGNATURE PAGE TO OPERATING AGREEMENT]

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Solely for purposes of Section 5.2(c), Section 6.2,
Section 7.1, Section 8.1 and Section 9.15:

WILMINGTON TRUST, NATIONAL ASSOCIATION as the Agent

By: /s/ Jessica A. Jankiewicz
Name: Jessica A. Jankiewicz
Title: Banking Officer

[SIGNATURE PAGE TO OPERATING AGREEMENT]

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EXHIBIT A
Members, Capital Contributions, and Capitalization

Member Name and Address	Cash Capital Contribution	Non-Cash Capital Contribution	Units	Percentage Interest
WORKHORSE GROUP INC. ATTN: Chief Financial Officer 100 Commerce Drive Loveland, Ohio 45140	$50,000	Workhorse IP	50,000	50%
MOOG INC. ATTN: Group President - Aircraft Seneca & Jamison, Plant 1 East Aurora, NY 14052	$50,000	Moog IP	50,000	50%
TOTALS	$100,000	-	100,000	100%

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EXHIBIT B

Moog IP
Schedule B – Moog IP
Moog IP is in the form of know-how and capabilities available to the Company through members of the Moog Development team as follows

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Know How for Software to be implemented in UAS Ground Stations
Flight Planning with Geo-Fencing
Flight Planning with Known Terrain Avoidance
Remote Pilot
Flight Data Logging, Processing, and Data Analytics on data from Vehicle
Know How for Software and Hardware to be Implemented in Unmanned Air or Ground Vehicles
Real Time Weather Updates to Operator
Precision RTK GPS
Local - Collision Avoidance using Sensor Fusion (e.g. ADS-B + Radar)
Flight Data Logging on Vehicle with Parsed Communications to Ground Station
Flight Data Logging real time to Ground Station and Live Video Streaming
Integrated high integrity motion control and perception systems to allow more autonomous operations
Integrated Air and Ground Autonomous vehicle operations
Engineering Tools and Know-How for Unmanned Aerial Systems
Real Time Multi-Rotor Flight Models
Tools and processes associated with generating the artifacts required for commercial and/or government certification authorities including:
Tools and processes to develop the safety related certification artifacts IAW SAE ARP 4761, including items such as the Failure Hazard Analysis (FHA) and Failure Modes and Effects Analysis (FMEA), etc.

Tools and processes to enable system development of complex or highlyintegrated aircraft systems IAW SAE ARP 4754
Tools and processes supporting the hardware and software development life cycles (for example DO-254 and DO-178)
Manufacturing Capability and Know-How
A Global Supply Chain and Global Internal Manufacturing capability certified to AS9100 Quality Standards with mature production systems capable of delivering high quality, high performance motion control products, including mechanical and electronic hardware with highly integrated software at production volumes

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EXHIBIT C

Workhorse IP

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Software
Ares iOS/Android App
Customer address verification
Drop off location management
Real-time package tracking and live video stream
Customer address tied to GPS Coordinates (White List)
Ares Server Code
No-Fly Zone Avoidance
Realtime Weather Updates
Collision Avoidance using ADS-B
Truck/UAS Optimized Route Planning
Remote Pilot
Flight Data Logging
Ares Drone Code
4G communication w/ Telemetry Backup
Precision RTK GPS
Ares Truck Code
Precision Landing w/ IR-Lock
Truck Roof Automation and Feedback
Precision RTK GPS
Ares Simulator
Custom Flight Software
Hardware
High Endurance Quad Design
Legacy UAS Designs (Quad, Hex, Octo)
Winch delivery system from UAS
Documents
Electrical Design Layout
Service Manual
Flight Manual
Ares Manual
Maintenance Log
Maintenance Program - Aircraft
Maintenance Program - Truck Docking Station
Maintenance Program - Ground Station
UAS Truck Based Launch/Recovery Patent
HorseFly name and marks

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EXHIBIT D

License Agreement Terms

To Be Agreed Upon within 30 days of Signature.

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TAX APPENDIX TO OPERATING AGREEMENT
ALLOCATION OF PROFITS AND LOSSES
SECTION 1 - DEFINITIONS.
Pursuant to Regulations Section 301.7701-3, the Company shall be treated as a partnership for federal income tax purposes, and the tax treatment of the Company shall be governed by Subchapter K of the Internal Revenue Code. Certain definitions contained in this Tax Appendix refer to sections of the Code or Regulations involving partnerships, and some of the definitions contained herein substitute the words “Member” for “Partner”, “Company” for “Partnership”, and “Membership Interest” for “Partnership Interest”. However, the intention is to utilize the concepts and requirements of the Code and Regulations involving partnerships, and the definitions contained herein should be read consistently with each provision of the Code and Regulations. For purposes of this Tax Appendix and this Agreement, the terms and phrases listed below shall be defined as follows:
(a)“Book Value” means the value of Company property maintained on the Company’s books for purposes of determining the Members’ Capital Accounts. With respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes shall be its Book Value, except as follows:
(i) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.
(ii) The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board in accordance with Code Section 7701(g), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a retiring or continuing Member as consideration for an Interest in the Company of more than a de minimis amount of money or other Company property; (c) as of the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (d) unless otherwise expressly agreed upon, the acquisition of an additional Interest in the Company (other than a de minimis Interest) in exchange for the provision of services to or on behalf of the Company by a new or existing Member.
(iii) The Book Value of any Company asset that is distributed to a Member shall be its gross fair market value as described in Section 8.3 of the Agreement.
(iv) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that
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such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to the foregoing clause (ii) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).
(v) As otherwise provided in Regulations Section 1.704-1(b)(2)(iv).
If the Book Value of an asset has been determined or adjusted pursuant to clauses (i)-(v) above of this Section 1(a), such Book Value shall thereafter be adjusted for the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
(b)“Company Minimum Gain” shall be defined as set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1). Each Member’s share of the Company’s Minimum Gain shall be defined as set forth in Regulations Section 1.704-2(g).
(c)“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction, as computed for federal income tax purposes, allowable with respect to an asset of the Company for such year or other period, except that if the Book Value of a Company asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if such beginning adjusted tax basis is zero, such amount shall be determined with reference to such Book Value using any reasonable method determined by the Board.
(d)“Excess Capital Account Deficit” means, with respect to a Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:
(i) Increase such Capital Account by any amounts which such Member is obligated by this Agreement to restore to the Company, or is deemed obligated to restore to the Company pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii) Decrease such Capital Account by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and for this purpose, the Board shall make the determination of the items described in such Sections of the Regulations.
Any loans to the Company for which a Member has or is deemed to have the economic risk of loss under the Regulations shall constitute an obligation to restore to the Company.
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(e)“Member Minimum Gain” means a Member’s share of minimum gain attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(4) and (5) (pertaining to partnerships).
(f)“Member Nonrecourse Debt” means any Nonrecourse Debt of the Company for which a Member bears the economic risk of loss within the meaning of Regulations Section 1.704-2(b)(4) (pertaining to partnerships).
(g)“Member Nonrecourse Deduction” means any item of Company Loss, deduction, or expenditure that is attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(2) (pertaining to partnerships).
(h)“Nonrecourse Deductions” shall be defined as set forth in Regulations Section 1.704-2(b) and (c) (pertaining to partnerships).
(i)“Nonrecourse Liability” or “Nonrecourse Debt” or “Nonrecourse Loan” shall have the meanings defined in Regulations Section 1.704-2(b)(3) (pertaining to partnerships).
(j)“Profits” and “Losses” means for each taxable year or other period an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;
(ii) any expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account (as described in and within the meaning of Code Section 705(a)(2)(B)) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;
(iii) if Company property is reflected on the Company’s books at other than its adjusted tax basis, then in lieu of depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, there shall be taken into account Depreciation for such year or other period, computed in accordance with the Regulations issued pursuant to Code Section 704(b);
(iv) any items that are specially allocated to a Member pursuant to this Tax Appendix shall not be taken into account in determining Profits and Losses;
(v) for purposes of determining Profit or Loss upon the sale or other disposition of Company property, then in accordance with the Regulations under Code Section 704(b), the value of an asset properly reflected on the Company’s books at the time of sale or other disposition shall be substituted for the property’s adjusted tax basis if

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at the time of sale or disposition there is a variance in such value and adjusted tax basis; and
(vi) In the event the Book Value of any Company asset is adjusted pursuant to clause (ii) or clause (iii) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, if such gain or loss has not already been taken into account under another provision of the Agreement.
Except as may be otherwise provided in this Agreement, all items that are components of Profits and Losses shall be divided among the Members in the same ratio as they share Profits and Losses.
(k)“Regulations” means the Income Tax Regulations issued by the United States Treasury Department, as the same may be amended from time to time.
SECTION 2 - ALLOCATION OF PROFITS AND LOSSES.
Profits and Losses of the Company shall be allocated in accordance with Section 2.1 and Section 2.2 of this Tax Appendix.
SECTION 2.1 - PROFITS AND LOSSES.
After accounting for the special allocations of Section 2.2, Profits and Losses shall be allocated among the Members as follows:
(a)Profits. Profits shall be allocated in the following order and priority:
(i) First, Profits shall be allocated one hundred percent (100%) to the Members until the aggregate Profits allocated to the Members pursuant to this Section 2.1(a)(i) for such taxable year and all previous taxable years is equal to and offsets the aggregate Losses allocated to the Members pursuant to Section 2.1(b)(iv) hereof for all previous taxable years (and allocated among the Members pro rata in proportion to their shares of Losses being offset).
(ii) Second, to the extent that Losses have been allocated pursuant to Section 2.1(b)(iii) and/or Section 2.1(b)(ii): (A) Profits shall be allocated among the Members to offset the Losses allocated pursuant to Section 2.1(b)(iii) until the cumulative Profits allocated pursuant to this Clause (A) equal cumulative Losses allocated pursuant to Section 2.1(b)(iii) for all periods (and allocated among the Members pro rata in proportion to their shares of Losses being offset); and then (B) Profits shall be allocated pursuant to this Section 2.1(a)(ii) to offset Losses allocated pursuant to Section 2.1(b)(ii), until the cumulative Profits allocated pursuant to this Clause (B) equal cumulative Losses allocated pursuant to Section 2.1(b)(ii) for all periods (and allocated among the Members pro rata in proportion to their shares of Losses being offset).
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(iii) The balance, if any, shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.
(b)Losses. Losses shall be allocated in the following order and priority:
(i) First, to the extent Profits have been allocated pursuant to Section 2.1(a)(iii) for any prior taxable year (but subject to the limitation described in Section 2.1(b)(ii) below), Losses shall be allocated first to offset any Profits allocated pursuant to Section 2.1(a)(iii), until the cumulative Losses allocated pursuant hereto equal cumulative Profits allocated pursuant to Section 2.1(a)(iii) (and allocated among the Members pro rata in proportion to their shares of Profits being offset).
(ii) Second, Losses shall be allocated among the Members pro rata in proportion to their respective Percentage Interests; provided, however, that no Losses (or items thereof) shall be allocated to a Member under any provision of this Agreement to the extent that such allocation would result in or cause a further increase in such Member’s Excess Capital Account Deficit (defined in this Tax Appendix) as of the end of the taxable year. In such event, such Losses (or portion thereof) shall be allocated among the Members pursuant to Sections 2.1(b)(iii) and (iv).
(iii) Third, the Losses which are unable to be allocated to a Member under Sections 2.1(b)(i) or (ii) shall be allocated among the other Members (pro rata in proportion to their respective Percentage Interests), except to the extent prohibited by Section 2.1(b)(ii).
(iv) The balance, if any, shall be allocated one hundred percent (100%) to the Members, pro rata in proportion to their respective Percentage Interests.
SECTION 2.2 - SPECIAL ALLOCATIONS.
The following special allocations shall be made in the following order:
(a)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
(b)Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be specially allocated among the Members pro rata in proportion to their ratio for sharing Profits or Losses for the taxable year. The “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

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(c)Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, or of this Section 2, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for that year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in Company Minimum Gain, as determined pursuant to Regulations Section 1.704-2(g)(2). Notwithstanding the foregoing, if the minimum gain chargeback would cause a distortion of the economic agreement of the Members as set forth in Article III of the Agreement, and it is not expected that the Company will have sufficient other income to correct the distortion, the Board shall be authorized to request the Internal Revenue Service for a waiver of the minimum gain chargeback requirement, as provided in Regulations Section 1.704-2(f)(4). This Section 2.2(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and (g) and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 2.2(c) only, each Member’s Excess Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 2.2 with respect to such taxable year and without regard to any net decrease in Member Minimum Gain during such taxable year.
(d)Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, or of this Section 2.2 except Section 2.2(c), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Person who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and (f)(5). This Section 2.2(d) is intended to comply with the Member Minimum Gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 2.2(d), each Member’s Excess Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 2.2 with respect to such taxable year, other than allocations pursuant to Section 2.2(c) hereof.
(e)Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Excess Capital Account Deficits created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 2.2(e) shall be made only if and to the extent that a Member would have an Excess Capital Account Deficit after all other allocations provided for in Sections 2.1(a) and (b) of this Tax Appendix have been tentatively made as if this Section 2.2(e) were not in this Tax Appendix.
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(f)Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company taxable year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.2(f) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 2.2 have been made as if this Section 2.2(f) and Section 2.2(e) hereof were not in this Tax Appendix.
(g)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
SECTION 3 - CURATIVE ALLOCATIONS.
The allocations set forth in Section 2.2 of this Tax Appendix (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3. Therefore, notwithstanding Section 2 of this Tax Appendix, (other than the Regulatory Allocations), the Board shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 2.1 of this Tax Appendix. In exercising their discretion under this Section 3, the Board shall take into account future Regulatory Allocations under Section 2.
SECTION 4 - SPECIAL RULES.
(a)Restatement of Book Value. In accordance with Regulation Section 1.704-1(b)(2)(iv)(f), the Board may, upon the occurrence of the events specified in such Section of the Regulations, revalue the Company’s property and assets (including intangible assets such as goodwill) as well as the Members’ Capital Accounts.
(b)Prorations. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, interim closing of the books, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.
(c)Allocations Among Classes. Except as otherwise provided in this Agreement, all Profits and Losses allocated to the Members as a group, or among a class of Members as a group, shall be allocated among them in proportion to their respective units for such group or class.

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SECTION 5 - TAX ALLOCATIONS: CODE SECTION 704(C).
(a)In General. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 1(a) of this Tax Appendix).
(b)Revaluation. If the Book Value of any Company asset is adjusted pursuant to Section 1(a) and Section 4(a) of this Tax Appendix, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
(c)Elections. Any elections or other decisions relating to allocations pursuant to Code Section 704(c) shall be made by the Board in its sole and absolute discretion provided such elections and decisions conform to the Regulations. Allocations pursuant to this Section 5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
SECTION 6 - TAX ELECTION.
In the event of a transfer of all or part of an Interest of a Member, or upon the distribution of cash or other property to a Member, the Company may, but shall not be obligated to, elect pursuant to Section 754 of the Internal Revenue Code to adjust the basis of the Company’s assets. The determination to make such election shall be within the absolute discretion of the Board, and the Board may, in its discretion, require one or more Persons likely to benefit from such election to pay the additional accounting and other expenses associated with making such election.

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